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                                                                     EXHIBIT 99

                                 RISK FACTORS

  From time to time management of the Company has made, and may in the future make, forward-looking statements, based on management's then-current expectations, including statements made in Securities and Exchange Commission filings, in press releases and oral statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties, and actual results could differ materially from those set forth in the forward-looking statements for a variety of reasons. These reasons include, but are not limited to, factors outlined below.

 . LIMITED OPERATIONS; HISTORY OF NET LOSSES. Having commenced full scale commercial operations in the fourth quarter of 1996, the Company has generated only nominal revenues from operations to date. The Company's primary activities since the inception of its business have focused on obtaining licenses, personnel, capital, and systems to offer its services. The Company has generated operating and net losses since its inception and expects to generate significant operating and net losses for at least the next several years. There can be no assurance that the Company will develop a successful business or achieve or sustain profitability in the future.

 . UNCERTAIN ACCEPTANCE OF 38 GHZ SERVICES. The Company and other providers have only recently begun to market wireless broadband services on 38 GHz frequencies. The provision of such services represents an emerging sector of the telecommunications industry, and the demand for such services is uncertain. There can be no assurance that a substantial market will develop for 38 GHz wireless broadband services.

 . COMPETITION. The industry and markets in which the Company plans to provide services are highly competitive. The Company competes with other 38 GHz service providers as well as with other technologies which have established market acceptance and will compete with technologies not yet introduced. Each of these other technologies may offer advantages over the Company's services. Many of the other wireline and wireless services providers have longer operating histories, longer standing relationships with customers and suppliers, greater name recognition, better geographic footprints and greater financial, technical and marketing resources than the Company. The Company's competitors include the incumbent LECs as well as CAPs, cable television operators, long distance carriers and other wireless services providers. There can be no assurance that the Company will be able to compete effectively with these other technologies and service providers in any of its markets.

 . GOVERNMENT REGULATION. The telecommunications services offered by the Company are subject to regulation by federal, state and local government agencies. Changes in existing laws and regulations applicable to the provisions of wireless local telecommunications services via 38 GHz licenses, or any failure or significant delay in obtaining or maintaining any regulatory approvals which may be required, could have a material adverse effect on the Company.

 . RISK OF FORFEITURE, NON-RENEWAL AND FLUCTUATION IN VALUE OF FCC
  LICENSES. The Company must comply with FCC rules relating, among other things, to its licenses. For example, the Company must meet construction deadlines for 53 licenses between mid-April and mid-August 1997. The Company must also comply with rules relating to transmission of operational traffic and non-removal of equipment and facilities. Failure to comply with FCC rules could subject licenses to forfeiture.

 All of the Company's 38 GHz licenses expire in February 2001. Although the Company currently anticipates that its licenses will be renewed, there can be no assurance that all or any of the licenses will be renewed upon expiration of their initial terms. In the event that the FCC does not renew one or more of the licenses, the Company's business and results of operations could be materially adversely affected.


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 The value of licenses held or acquired hereafter by the Company will depend, among other things, upon the success of the Company's wireless broadband operations, fluctuations in the level of supply and demand for such licenses and the telecommunications industry's response to the availability and efficacy of wireless broadband systems. In addition, federal and state regulations limit the ability of licensees to sell their licenses. Assignment of licenses and changes of control involving entities holding licenses require prior FCC and, in some instances, state regulatory approval and are subject to restrictions and limitations on the identity and status of the assignee or successor. These regulatory restrictions on transfer of licenses may adversely affect the value of the Company's licenses.

 . FOREIGN LICENSES. Entities in which the Company has a substantial interest have applied or intend to apply for licenses to provide wireless broadband services in Canada and in various Western European countries. There can be no assurance that such entities will be able to acquire such licenses, obtain necessary financing, implement their business plans or operate in any country on a profitable basis or at all.

 . MANAGEMENT OF GROWTH. The Company expects to experience rapid growth and is pursuing a business plan that, if successfully implemented, will result in expansion of its operations and the provision of 38 GHz services on a widespread basis over the next two to five years. If this growth is achieved, the Company's success will depend on its ability to manage this growth effectively, enhance its operational and financial controls and information systems, and attract, assimilate and retain qualified and key personnel. Failure to meet customer demands and manage expansion could have a material adverse effect on the Company's results.

 . ATTENUATION; ROOF RIGHTS. Wireless broadband services over 38 GHz frequencies require a direct line of sight between two transceivers comprising a link and are subject to distance and rain attenuation. There can be no assurance that line of sight and distance and rain limitations of 38 GHz transmissions will not have a material adverse effect on the Company's future development and results of operations. Due to line of sight limitations, the Company primarily installs its transceivers and antennas on rooftops and other tall structures. There can be no assurance that the Company will succeed in obtaining the roof and other rights necessary to provide wireless broadband services to potential customers in its market areas on favorable terms, if at all, or that delays in obtaining such rights will not have a material adverse effect on the Company's development and results of operations.

 . RELIANCE ON EQUIPMENT SUPPLIERS; LACK OF INDUSTRY STANDARDS. The Company presently purchases the majority of its telecommunications equipment from two suppliers. Any reduction or interruption in supply from either supplier could have a disruptive effect on the Company. There is no industry standard or uniform protocol for 38 GHz equipment, and a single manufacturer's equipment must be used in establishing a link and generally will be used across an entire market area. The failure of the Company to procure sufficient equipment from one manufacturer for a particular market area could adversely effect the Company's results of operations.

 . DEPENDENCE ON THIRD PARTIES FOR MARKETING AND SERVICE. The Company is, and expects to continue to be, partly dependent upon third parties for marketing its services to end users and maintaining its operational systems. The Company also plans to enter into sales and marketing agreements with other companies. The failure of third parties to perform, the loss of third party agreements, or the failure to successfully implement new agreements could have a material adverse effect on the Company's development and results of operations.

 . ACQUISITION OF ADDITIONAL BANDWIDTH IN SELECTED AREAS. Although the Company believes the 38 GHz licenses it owns, manages, or has the long-term right to use are sufficient in each of its markets to implement its current business strategy, the Company may seek to acquire or lease additional licenses to expand its geographic footprint or to enhance its ability to provide service to its current target market or customers it may target in the future. There can be no assurance that the Company will be able to acquire additional radio spectrum on favorable terms or at all.

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 . NEW SERVICES; TECHNOLOGICAL CHANGE. The telecommunications industry has been characterized by rapid technological advances, changes in end user requirements, frequent new service introductions, evolving industry standards, and decreases in the cost of equipment. There can be no assurance that (i) the Company's wireless broadband services will not be outmoded by technology or services now existing or developed and implemented in the future, (ii) the Company will have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or services offerings, (iii) the Company's inventory of equipment will not be rendered obsolete or (iv) the cost of 38 GHz equipment will decline as rapidly as that of competitive alternatives.

 . DEPENDENCE ON KEY EMPLOYEES. The success of the Company is dependent, in part, on its ability to attract and retain qualified technical, marketing, sales and management personnel. Competition for such personnel is intense, and the Company's inability to attract and retain additional key employees or the loss of one or more of its current key employees could have a material adverse effect on the Company's business and results of operations.

 . SIGNIFICANT CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING. The
  Company's current business plan projects that the Company has resources to fund its operations and capital requirements at least through December 31, 1997 and that the Company will require significant additional capital after that date. The Company will require substantial additional capital for the continued development and expansion of its wireless broadband operations, the continued funding of operating losses, and the possible acquisition of additional licenses, other assets or other businesses. In addition, if, among other things, (i) the assumptions underlying the Company's business plan and projections change or prove to be inaccurate, (ii) the Company's financial resources prove to be insufficient to fund the operations and capital requirements of the Company through December 31, 1997, (iii) the Company completes any material acquisitions or buys spectrum at auction or
  (iv) the Company changes or accelerates implementation of its business plan, the Company may require additional financing earlier than December 31, 1997. There can be no assurance that the Company will be able to obtain any financing when required, or, if such financing is available, that the Company will be able to obtain it on acceptable terms. In the event that the Company fails to obtain additional financing when required, such failure could result in the modification, delay or abandonment of some or all of the Company's development and expansion plans. Any such modification, delay or abandonment is likely to have a material adverse effect on the Company.

 . LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS. The Company is highly leveraged and, accordingly, (i) a substantial portion of the Company's cash flow from operations will be required to pay interest with respect to its 14% Senior Notes due 2007, commencing in 2000, and will be required to pay interest with respect to any additional indebtedness incurred by the Company; (ii) the Company's flexibility may be limited in responding to changes in the industry and economic conditions generally; (iii) the failure to comply with the numerous financial and other restrictive covenants of such debt may result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company; (iv) the ability of the Company to satisfy its obligations pursuant to such indebtedness is dependent upon its future performance which, in turn, is subject to management, financial, business and other factors affecting the business and operations of the Company; (v) the Company's ability to obtain any necessary financing in the future may be limited; (vi) the Company may be more highly leveraged than many of its competitors, which may put it at a competitive disadvantage; and
  (vii) the Company's leverage may make it more vulnerable in the event of an economic downturn. There can be no assurance that the Company will be able to generate sufficient cash flow to meet required interest and principal payments associated with its indebtedness. If the Company is unable to generate sufficient cash flow to meet its debt obligations, the Company may be required to renegotiate the payment terms or to refinance all or a portion of its indebtedness, to sell assets or to obtain additional financing. There is no assurance that the Company would be able to do so.

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